UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2022

IAA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38580	83-1030538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

IAA, Inc.

Two Westbrook Corporate Center, Suite 500

Westchester, Illinois 60154

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (708) 492-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IAA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ☐

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 6, 2022, the Board of Directors (the “Board”) of IAA, Inc. (the “Company”) approved and adopted an amendment and restatement of the Company’s bylaws (as so amended, the “Bylaws”). The amendments include the following principal changes:

Advance Notice – Informational and Disclosure Requirements. The amendments revise the advance notice disclosure requirements contained in the Bylaws to require the stockholder proposing business or nominating directors to provide certain additional information regarding the stockholder and the stockholder’s relationship with the Company. Further, the Bylaws require the stockholder to provide additional information regarding any candidate the stockholder proposes to nominate for election as a director, including all information with respect to such nominee that would be required to be set forth in a stockholder’s notice if such nominee were a stockholder delivering such notice. Additionally, the Bylaws require any candidate for the Board nominated by a stockholder to provide certain representations regarding the absence of certain voting commitments, disclosure of compensation for service, compliance with the Company’s corporate governance and other policies, and intent to serve the entire term. The Bylaws also clarify the Board’s authority to reasonably request additional information from such stockholders and director nominees. All disclosures must be provided with respect to all “participants” (as defined in paragraphs (a)(i)-(vi) of Instruction 3 to Item 4 of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in the solicitation, and must be updated as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting.

Advance Notice – Deadlines and Other. In addition, the amendments revise the deadline in the Bylaws for advance notice of director nominations for an annual meeting of stockholders, if the date of such annual meeting is more than 30 days before or more than 60 days after the one-year anniversary of the immediately preceding year’s annual meeting, to no more than 120 days prior to such annual meeting and no later than 90 days prior to such annual meeting, or, if later, the tenth day following public announcement of the annual meeting. The amendments also revise the deadline in the Bylaws for advance notice of director nominations for a special meeting of stockholders where directors will be elected to no more than 120 days prior to such special meeting and no later than 90 days prior to such special meeting, or, if later, the tenth day following public announcement of the special meeting. The amendments require that all notices, documents or other information required to be delivered pursuant to the advance notice provisions be delivered in writing to the Company’s principal offices. Further, the amendments prohibit stockholders from submitting more nominees than the number of directors up for election at the applicable meeting.

Advance Notice – Universal Proxy. The amendments also address the universal proxy rules adopted by the U.S. Securities and Exchange Commission by clarifying that no person may solicit proxies in support of a nominee other than the Board’s nominees unless such person has complied with Rule 14a-19 under the Exchange Act, including applicable notice and solicitation requirements. Further, any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, with the white proxy card being reserved for the exclusive use by the Board.

Exclusive Forum. The Bylaws also adopt an exclusive forum provision designating the U.S. federal courts as the exclusive forum for all claims arising under the Securities Act of 1933, as amended. The Bylaws further enable the Company to initiate an action against a stockholder to enforce the exclusive forum requirements should the stockholder sue, or threaten to sue, in another jurisdiction.

Other Updates. The amendments to the Bylaws also include the following additional updates: (i) revisions relating to adjournment procedures for meetings of stockholders, including to address recent amendments to the Delaware General Corporation Law (“DGCL”), (ii) elimination of the requirement to make a stockholder list available for examination at meetings of stockholders as provided for by recent DGCL amendments, and (iii) revisions to the indemnification provisions therein to clarify certain indemnification rights, update certain procedures related thereto, and expressly provide that such indemnification rights constitute contractual rights of the officers and directors of the Company and are subject to certain limitations with respect to repeal or modification.

The amendments also include certain technical, conforming, or clarifying changes to the Bylaws.

The foregoing description of the changes contained in the Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
3.1	Amended and Restated Bylaws of IAA, Inc., dated November 6, 2022
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2022	IAA, INC.

	By:	/s/ Susan Healy
	Name:	Susan Healy
	Title:	Executive Vice President,
Chief Financial Officer
(Principal Financial Officer)